Exhibit 99.B(d)(7)(i)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

TRADEWINDS GLOBAL INVESTORS, LLC

Series	Annual Sub-Adviser Fee
(as a percentage of average daily net assets)

ING Value Choice Fund	0.50% on all assets